EXHIBIT 22

                           Subsidiaries of the Company



                  All of the following subsidiaries of the Small Business Issuer are New York corporations and wholly-owned, except as indicated otherwise:

                           Access Network Corp.
                           Dan's Papers Inc.*
                           Manhattan Publishing Corp.
                           Media Venture Group, Inc.
                           Parkchester Publishing Co. Inc.
                           Tribco Incorporated
                           Nassau Community Newspaper Group, Inc.
                           Manhattan File Publishing, Inc.**
                           Capitol Hill Publishing, Inc.
                           Brooklyn Newspaper Publishing, Inc.
                           West Side Newspaper Corp.



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*        = 80%-owned.
**       = 90%-owned.


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